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                                                                 EXHIBIT 1



Contact:  Paul Allen, Kodak
          (716) 724-5802, pcallen@kodak.com

          Lucy Flynn, Wang
          (508) 967-6440, lucy.flynn@wang.com


            KODAK ANNOUNCES PLANS TO ACQUIRE WANG SOFTWARE BUSINESS;
                  STRENGTHENS ITS POSITION IN DOCUMENT IMAGING

     ROCHESTER, N.Y. and BILLERICA, Mass. (January 29, 1997) - Eastman Kodak Company (NYSE:EK) and Wang Laboratories (NASDAQ:WANG) today announced that the two companies have reached agreement subject to final documentation whereby Kodak would acquire Wang's software business unit for $260.0 million in cash.

     The transaction would enable Wang to focus all of its resources on its network and desktop integration and services business, and strengthen Kodak's position in the growing imaging and work management software market.

     The new software business will operate as a separate Kodak subsidiary, as part of Kodak's Business Imaging Systems organization. Robert K. Weiler, currently president of Wang Software, would become president of the new entity. The 700 employees of Wang Software would become part of the new entity, with headquarters remaining at its current location in Billerica, Mass. The business being transferred to Kodak would include Wang Software's management, employees, products, technology, customers, partners, and sales, marketing and research and development organizations worldwide.

     "This contemplated transaction represents an important strategic fit with Kodak's overall imaging businesses," said George M.C. Fisher, Kodak chief executive officer. "Imaging storage and retrieval, which is a part of our Business Imaging Systems business, is important for imaging applications across all Kodak businesses and we believe this would help our customers more effectively integrate imaging into their mainstream businesses."

     "Kodak is an acknowledged leader in document capture and storage technologies and solutions," said Candy Obourn, president of Kodak Business Imaging Systems. "Our strong

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foundation in digital imaging, fortified by this acquisition, allows us to provide a unique set of capabilities for managing vital documents, from rapid deployment of workflow to long-term archive. In this way our customers - numbering over 20,000 worldwide - can more quickly reap the benefits that imaging offers."

     "We believe this transaction will create several winning outcomes," said Joseph M. Tucci, chairman of the board and chief executive officer of Wang. "Our shareholders benefit from the value that Bob Weiler and his team have built for Wang. In addition, our shareholders can count on us to continue building shareholder value by focusing substantial resources on opportunities in the rapidly growing market for networking and desktop integration and services. Wang customers will realize significant benefits from our focus and commitment to high quality services through a global service delivery organization."

     "We see this as an opportunity to reaffirm strong relationships with two great companies," said Bill Gates, chairman and chief executive officer, Microsoft. "We look forward to building on our existing alliance and co-branding with Kodak for consumer image software, and we look forward to continuing our long-standing relationship with Wang as a Microsoft Authorized Support Center partner. In addition, Michael Brown, chief financial officer of Microsoft, will continue to serve on Wang's board of directors."

     The acquisition is expected to close within 45 to 60 days, subject to the expiration of the Hart-Scott Rodino waiting period and the satisfaction of other customary closing conditions. This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, changes in the mix of the company's service and software businesses, competitive pressures, general economic conditions and the risk factors detailed in the company's periodic reports and registration statements filed with the Securities and Exchange Commission.

     Further details of the transaction were not disclosed.

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